FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is entered into as of August 9, 2007, by and among PETROLEUM DEVELOPMENT CORPORATION (the “Borrower”), CERTAIN SUBSIDIARIES OF THE BORROWER, as Guarantors (the “Guarantors”), the LENDERS party hereto (the “Lenders”) and JPMORGAN CHASE BANK, N.A., as Administrative Agent (the “Administrative Agent”).  Unless the context otherwise requires or unless otherwise expressly defined herein, capitalized terms used but not defined in this Amendment have the meanings assigned to such terms in the Credit Agreement (as defined below).

WITNESSETH:

WHEREAS, the Borrower, the Guarantors, the Administrative Agent and the Lenders have entered into that certain Amended and Restated Credit Agreement dated as of November 4, 2005 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”); and

WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders amend the Credit Agreement to among other things, modify certain convents, and the Administrative Agent and the Lenders have agreed to do so on the terms and conditions hereinafter set forth;

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the Borrower, the Guarantors, the Administrative Agent and the Lenders hereby agree as follows:

SECTION 1.  Amendments to Credit Agreement.  Subject to the satisfaction or waiver in writing of each condition precedent set forth in Section 5 of this Amendment, and in reliance on the representations, warranties, covenants and agreements contained in this Amendment, the Credit Agreement shall be amended in the manner provided in this Section 1.

1.1  Additional Definitions.  Section 1.01 of the Credit Agreement shall be and it hereby is amended by inserting the following definitions in appropriate alphabetical order:

  “Capital Markets Event” means the receipt by Borrower of net proceeds of not less than $200,000,000 from the issuance of Indebtedness of Borrower or Equity Interests of Borrower on terms and conditions acceptable to the Required Lenders and with the prior written consent of Required Lenders.

   “Eligible Assignee” means any Person that qualifies as an assignee pursuant to Section 11.04(b)(i); provided that, notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

  “First Amendment” means that certain First Amendment to Amended and Restated Credit Agreement, dated August 9, 2007, by and among the Borrower, the Guarantors, the Lenders and the Administrative Agent.

  “Suspension Period” means the period beginning August 9, 2007,  and ending on the earlier of (a) the occurrence of a Capital Market Event and (b) July 1, 2008.

1.2  Amended Definitions.  Section 1.01 of the Credit Agreement shall be and it hereby is amended by amending and restating the following definitions to read in their entirety as follows:

  “Applicable Rate” means, with respect to any ABR Loan or Eurodollar Loan, or with respect to the Unused Commitment Fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread” or “Unused Commitment Fee Rate”, as the case may be, based upon the Borrowing Base Usage applicable on such date, (a) for any day other than during the Suspension Period:

Borrowing Base Usage:	ABR Spread	Eurodollar Spread	Unused Commitment Fee Rate
Equal to or greater than 90%	0.375%	1.875%	0.375%
Equal to or greater than 75% and less than 90%	0.125%	1.625%	0.375%
Equal to or greater than 50% and less than 75%	0.000%	1.375%	0.375%
Less than 50%	0.000%	1.125%	0.250%

and (b) for any day during the Suspension Period:

Borrowing Base Usage:	ABR Spread	Eurodollar Spread	Unused Commitment Fee Rate
Equal to or greater than 90%	0.750%	2.250%	0.375%
Equal to or greater than 75% and less than 90%	0.500%	2.000%	0.375%
Equal to or greater than 50% and less than 75%	0.375%	1.750%	0.375%
Less than 50%	0.375%	1.500%	0.250%

Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next change.

1.3  Termination and Reduction of the Aggregate Revolving Commitment.  Section 2.02(d) of the Credit Agreement shall be and it hereby is amended and restated in its entirety to read as follows:

(d)           With respect to any sale, transfer or disposition of Borrowing Base Properties, the Borrowing Base shall be automatically reduced by an amount equal to the value assigned to such Borrowing Base Properties by the Administrative Agent in connection with the most recent Redetermination of the Borrowing Base preceding the date of such sale (or in connection with the determination of the Initial Borrowing Base with respect to any sale occurring prior to the first Redetermination of the Borrowing Base).

1.4  Restricted Payments. Section 7.06 of the Credit Agreement shall be and it hereby is amended and restated in its entirety to read as follows:

  Section 7.06.  Restricted Payments.  The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that (a) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Restricted Subsidiaries in an aggregate amount not to exceed $5,000,000 in any fiscal year, (c) any Restricted Subsidiary may make Restricted Payments to the Borrower or any Guarantor, and (d) at any time other than during the Suspension Period and so long as no Default shall have occurred and be continuing or would result from the making of such Restricted Payment, (i) the Borrower may declare and pay dividends with respect to its Equity Interests during any fiscal year of the Borrower in an aggregate amount not to exceed 50% of its Consolidated Net Income accrued during the period from the beginning of such fiscal year to the date such dividend is declared and (ii) provided that Borrowing Base Usage is less than 80% both before and after such Restricted Payment, the Borrower may repurchase its Equity Interests.

1.5  Financial Covenants (Consolidated Current Ratio).  Section 7.11(a) of the Credit Agreement shall be and it hereby is amended and restated in its entirety to read as follows:

  (a)           The Borrower will not permit the Consolidated Current Ratio as of the end of any fiscal quarter ending on or after December 31, 2005 (other than any fiscal quarter ending during the Suspension Period), to be less than 1.00 to 1.00.

1.6  Notices. Clause (ii) of Section 11.01 of the Credit Agreement shall be and they hereby are amended and restated in its entirety to read as follows:

  (ii)           if to the Administrative Agent or Issuing Bank, to JPMorgan Chase Bank, N.A., Mail Code IL1-0010, 10 South Dearborn, Chicago, Illinois, 60603-2003, Telecopy No.: (312) 385-7098, Attention: Mi Kim, with a copy to JPMorgan Chase Bank, N.A., Mail Code TX2-S038, 712 Main Street, Houston, Texas 77002, Telecopy No. (713) 216-7770, Attention:  Jo Linda Papadakis;

SECTION 2.  Conditions.  The amendments to the Credit Agreement contained in Section 1 of this Amendment shall be effective upon the satisfaction of each of the conditions set forth in this Section 2.

2.1  Execution and Delivery.  Each Credit Party, each Lender and the Administrative Agent shall have executed and delivered this Amendment.

2.2  Fees.  The Administrative Agent shall have received (a) for the benefit of the Lenders, an upfront fee in an amount equal to $250,000 and (b) all other fees and other amounts due and payable to Administrative Agent and the Lenders on or prior to the date hereof, including all fees due and payable with respect to the Aggregate Commitment Increase described in Section 2.4 hereof.

2.3  Assignments.  The assignments of a portion of the rights and obligations under the Credit Agreement of JPMorgan Chase Bank, N.A. and BNP Paribas to Wachovia Bank, N.A., pursuant to an Assignment and Assumption shall have occurred.

2.4  Aggregate Commitment Increase.  The Aggregate Commitment Increase to $200,000,000 shall have become effective.

2.5  No Default.  No Default shall have occurred and be continuing.

2.6  Other Documents.  The Administrative Agent shall have received such other instruments and documents incidental and appropriate to the transaction provided for herein as the Administrative Agent or its special counsel may reasonably request, and all such documents shall be in form and substance satisfactory to the Administrative Agent.

SECTION 3.      Representations and Warranties of Borrower.  To induce the Lenders to enter into this Amendment, each Credit Party hereby represents and warrants to the Lenders as follows:

3.1  Reaffirmation of Representations and Warranties/Further Assurances.  After giving effect to the amendments herein, each representation and warranty of such Credit Party contained in the Credit Agreement or in any other Loan Document is true and correct in all material respects on the date hereof (except to the extent such representations and warranties relate solely to an earlier date).

3.2  Corporate Authority; No Conflicts.  The execution, delivery and performance by such Credit Party of this Amendment and all documents, instruments and agreements contemplated herein are within such Credit Party’s corporate or other organizational powers, have been duly authorized by necessary action, require no action by or in respect of, or filing with, any court or agency of government and do not violate or constitute a default under any provision of any applicable law or other agreements binding upon such Credit Party or result in the creation or imposition of any Lien upon any of the assets of such Credit Party.

3.3  Enforceability.  This Amendment constitutes the valid and binding obligation of such Credit Party enforceable in accordance with its terms, except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditor’s rights generally, and (ii) the availability of equitable remedies may be limited by equitable principles of general application.

SECTION 4.       Miscellaneous.

4.1  Reaffirmation of Loan Documents and Liens.  Any and all of the terms and provisions of the Credit Agreement and the Loan Documents shall, except as amended and modified hereby, remain in full force and effect.  Each Credit Party hereby agrees that the amendments and modifications herein contained shall in no manner affect or impair the liabilities, duties and obligations of any Credit Party under the Credit Agreement and the other Loan Documents or the Liens securing the payment and performance thereof.

4.2  Parties in Interest.  All of the terms and provisions of this Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

4.3  Legal Expenses.  Each Credit Party hereby agrees to pay all reasonable fees and expenses of special counsel to the Administrative Agent incurred by the Administrative Agent in connection with the preparation, negotiation and execution of this Amendment and all related documents.

4.4  Counterparts.  This Amendment may be executed in one or more counterparts and by different parties hereto in separate counterparts each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.  However, this Amendment shall bind no party until each Credit Party, the Lenders (or at least the required percentage thereof), and the Administrative Agent have executed a counterpart.  Delivery of photocopies of the signature pages to this Amendment by facsimile or electronic mail shall be effective as delivery of manually executed counterparts of this Amendment.

4.5  Complete Agreement.  THIS AMENDMENT, THE CREDIT AGREEMENT, AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

4.6  Headings.  The headings, captions and arrangements used in this Amendment are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify or modify the terms of this Amendment, nor affect the meaning thereof.

[Remainder of Page Intentionally Blank.  Signature Pages Follow.]

IN WITNESS WHEREOF, the parties have caused this First Amendment to Amended and Restated Credit Agreement to be duly executed as of the date first above written.

BORROWER:
PETROLEUM DEVELOPMENT CORPORATION
By:
Name:
Title:

GUARANTOR:
RILEY NATURAL GAS COMPANY
By:
Name:
Title:

Signature Page

JPMORGAN CHASE BANK, N.A. (successor by merger to Bank One, N.A. (Illinois)), individually and as Administrative Agent,
By:
Jo Linda Papadakis
Vice President

Signature Page

BNP PARIBAS, as a Lender and as Syndication Agent

By:
Name:
Title:

By:
Name:
Title:

Signature Page

WACHOVIA BANK, N.A., as a Lender

By:
Philip Trinder, Director

Signature Page